UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THE CHEMOURS COMPANY

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

March 31, 2025

Dear Fellow Shareholder:

We have previously sent to you proxy materials for the Annual Meeting of Shareholders of The Chemours Company to be held on April 22, 2025. To date, we have not received your proxy. Your Board of Directors recommends that you vote FOR all of the nominees for director in Proposal 1, FOR Proposals 2, 3 and 4, and AGAINST Proposal 5.

Since Proposal 4 requires approval by the affirmative vote of at least 80% of the outstanding shares, your vote is important, no matter how many or how few shares you may own. Proposal 4 seeks your approval to amend our Certificate of Incorporation such that, going forward, all amendments to our Certificate and Bylaws could be approved by only a majority of our outstanding shares, rather than the supermajority requirement (i.e., at least 80% of the outstanding shares) currently in place for certain matters. Your Board urges all shareholders to vote FOR Proposal 4.

To ensure that your shares are represented at the Annual Meeting, please vote TODAY by telephone or via the Internet—electronic voting is quick and easy! If you received this letter by email, you may simply click on the “VOTE NOW” button in the accompanying email.

Thank you for your support,

Kristine M. Wellman

Senior Vice President, General Counsel &

Corporate Secretary

REMEMBER: Failing to vote will count as a vote Against Proposal 4--please make sure your shares are represented!

You may vote your shares by telephone or via the Internet.

Please follow the easy instructions in the accompanying

voting instruction form or email.

If you have any questions or need assistance in voting

your shares, please call our proxy solicitor:

INNISFREE M&A INCORPORATED

1 (877) 750-8315 (TOLL-FREE from the U.S. and Canada)

or +1 (412) 232-3651 (From other countries)